UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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CHIMERIX, INC.
2505 Meridian Parkway, Suite 100
Durham, North Carolina 27713

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 24, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Chimerix, Inc., a Delaware corporation (the “Company”). The meeting will be held on Friday, June 24, 2016 at 1:30 p.m. local time at the DoubleTree Suites Hotel, located at 2515 Meridian Parkway, Durham, North Carolina 27713, for the following purposes:

•	To elect the three nominees for Class III director named herein to the Board of Directors to serve for a term of three years;

•
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016;

•	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers;

•	To hold a non-binding advisory vote on the frequency of future non-binding advisory stockholder votes on the compensation of the Company’s named executive officers; and

•	To conduct any other business properly brought before the Annual Meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice (the “Proxy Statement”).

The record date for the Annual Meeting is April 27, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors
M. Michelle Berrey
President and Chief Executive Officer

Durham, North Carolina
April 28, 2016

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CHIMERIX, INC.
2505 Meridian Parkway, Suite 100
Durham, North Carolina 27713

PROXY STATEMENT
FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

 To be held on June 24, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Chimerix, Inc. (sometimes referred to as “we,” “us,” the “Company” or “Chimerix”) is soliciting your proxy to vote at the 2016 Annual Meeting of Shareholders, including at any adjournments or postponements of the meeting. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 11, 2016 to all shareholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 20, 2016.

How do I attend the Annual Meeting?

The meeting will be held on Friday, June 24, 2016 at 1:30 p.m. local time at the DoubleTree Suites Hotel, located at 2515 Meridian Parkway, Durham, North Carolina 27713. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 27, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 46,213,134 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 27, 2016 your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be delivered to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 27, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are four matters scheduled for a vote:

•	Proposal 1: Election of the three Class III directors named herein to the Board of Directors to serve for a term of three years;

•
Proposal 2: Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016;

•	Proposal 3: To approve, by non-binding vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement; and

•	Proposal 4: To recommend, by non-binding vote, the frequency of executive compensation votes.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting. For Proposal 4, you may vote “1 Year,” “2 Years,” or “3 Years” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 24, 2016.

•	To vote over the Internet, please follow the below steps:

Step 1: Go to www.envisionreports.com/CMRX to view the materials.
Step 2: Click on Cast Your Vote or Request Materials.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

•	To vote by telephone, call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. Follow the instructions provided by the recorded message.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Chimerix. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 27, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether NASDAQ Stock Market (“NASDAQ”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NASDAQ Listing Rules, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 3 or 4, without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016, “For” the approval, by non-binding vote, of the compensation of our named executive officers as disclosed in this Proxy Statement, and “1 Year” for the recommendation, by non-binding vote, of the frequency of executive compensation votes. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Chimerix, Inc.’s Secretary at 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 11, 2017, to the attention of the Secretary of Chimerix, Inc. at 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your written request must be received by the Secretary for Chimerix, Inc. between February 24, 2017 and March 26, 2017. You are also advised to review the Company’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposals 2 and 3, votes “For” and “Against,” abstentions and, if applicable, broker non-votes; and with respect to Proposal 4, votes for “1 Year,” “2 Years,” “3 Years,” or abstentions and broker non-votes. Abstentions will be counted towards the respective vote totals for Proposals 2 and 3 and will have the same effect as “Against” votes. Abstentions for Proposal 4 will not be counted as a vote for any of the three options, and the Board of Directors shall determine the impact of such votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by NASDAQ to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•
For Proposal 1, the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withhold” will affect the outcome.

•
To be approved, Proposal 2 ratifying the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016, we must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

•
To be approved, Proposal 3 approving, by non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed herein, we must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

•
Proposal 4 also calls for a non-binding, advisory vote. The Compensation Committee of our Board of Directors has recommended a vote for “1 year,” and we believe that stockholders will overwhelmingly support that recommendation. However, if another frequency receives more votes, our Board of Directors will take that fact into account when making its decision on how often to hold executive compensation advisory votes. Abstentions and broker non-votes, if any, will not have any effect on the results of those deliberations.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 46,213,134 shares outstanding and entitled to vote. Thus, the holders of 23,106,568 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL I

 ELECTION OF DIRECTORS

Our Board of Directors consists of eleven directors. In accordance with the terms of our Amended and Restated Certificate of Incorporation, our Board of Directors is divided into three classes, denominated Class I, Class II and Class III. Each Director Class has a term of three years, and the three classes are staggered with respect to their termination dates. The terms of the current Class I Directors, Class II Directors and Class III Directors expire in 2017, 2018 and 2016, respectively. At each annual stockholder meeting, the successors to the directors whose terms expire are elected to serve from the time of their election and qualification until the third annual meeting of stockholders following their election and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal.

Currently, our Board of Directors is classified as follows: members of Class I are Ronald C. Renaud, Jr., M. Michelle Berrey, M.D., M.P.H., and Lisa Ricciardi; members of Class II are Martha J. Demski, James Niedel, M.D., Ph.D., James M. Daly, and John M. Leonard, M.D.; and members of Class III are Ernest Mario, Ph.D., Catherine L. Gilliss, Ph.D., R.N., F.A.A.N., C. Patrick Machado, and Timothy J. Wollaeger. The term of office for our Class III Directors will expire at the Annual Meeting.

There are three nominees for Class III Director this year, Dr. Mario, Dr. Gilliss, and Mr. Machado, each of whom has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Each director to be elected and qualified will hold office until our 2019 annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected.

It is the Company’s policy to invite our directors and director nominees to attend the Annual Meeting. All eleven directors attended our annual meeting in 2015.

Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this Proxy Statement.

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.
Biographies of the Directors Whose Terms Expire at the 2016 Annual Meeting and are Nominated For Election at the Annual Meeting

Catherine L. Gilliss, PhD, R.N., FAAN. Dr. Gilliss, age 67, has served as one of our directors since June 2014. Dr. Gilliss has served as the Helene Fuld Health Trust Professor of Nursing at the Duke University School of Nursing since July 2009 and as a Professor at the Duke University School of Nursing since October 2004. During the 2014-2015 school year, she was on sabbatical leave at Stanford University, where she was a Fellow in the Distinguished Careers Institute. Dr. Gilliss served as Dean at Duke’s School of Nursing from 2004 through 2014. Under her leadership, Duke became one of the top schools of nursing in the nation. From 1998 until 2004, she served as professor and the Dean at the Yale University School of Nursing.  Dr. Gilliss earned her BSN from Duke, her MSN from the Catholic University of America and her Ph.D. from the University of California, San Francisco, where she also completed postdoctoral studies. Our Board of Directors believes that Dr. Gilliss’ expertise and experience in the healthcare and nursing fields qualifies her to serve on our Board of Directors.

C. Patrick Machado. Mr. Machado, age 52, has served as one of our directors since June 2014. He is a co-founder of Medivation, Inc., a biopharmaceutical company, and has served on its Board of Directors since April 2014. Prior to his retirement in April 2014, Mr. Machado served as Medivation’s Chief Financial Officer since its inception in September 2003 and as its Chief Business Officer since December 2009. From 1998 until 2001, Mr. Machado was employed by ProDuct Health, Inc., a privately-held medical device company, as Vice President, Chief Financial Officer and General Counsel from 1998 to 2000, and as Senior Vice President and Chief Financial Officer from 2000 to 2001. From 2001 until 2002, Mr. Machado served as a consultant to Cytyc Corporation, to assist with transitional matters related to Cytyc Corporation's acquisition of ProDuct Health, Inc. Mr. Machado received a J.D. from Harvard Law School and a B.A. and B.S. in German and Economics, respectively, from Santa Clara University. Our Board of Directors believes that Mr. Machado’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Ernest Mario, Ph.D.  Dr. Mario, age 77, has served as one of our directors and as Chairman of our Board of Directors since February 2013. Since April 2014, Dr. Mario has served as Chairman of Capnia, Inc., a biopharmaceutical company which develops medical diagnostics and therapeutics. Prior to his appointment as Chairman, Dr. Mario had served as Executive Chairman of Capnia, Inc. beginning in February 2014 and prior to that had served as a director and Chief Executive Officer beginning in August 2007. From April 2003 to August 2007, Dr. Mario served as Chief Executive Officer and Chairman of the Board of Directors of

Reliant Pharmaceuticals, Inc., a privately held pharmaceutical company. From November 1997 to December 2001, Dr. Mario served as Chairman and Chief Executive Officer of ALZA Corporation, a research-based pharmaceutical company, and as Co-Chairman and Chief Executive Officer from August 1993 to November 1997. From January 1992 until March 1993, Dr. Mario served as Deputy Chairman of Glaxo Holdings plc., a pharmaceutical company, and as Chief Executive from May 1989 to March 1993. Dr. Mario has served as a director of Capnia, Inc., since 2007, TONIX Pharmaceuticals Holdings Corp., a specialty pharmaceutical company, since October 2011, Celgene Corporation, a biopharmaceutical company, since August 2007, Boston Scientific Corporation, a medical devices company, since October 2001, and Kindred Biosciences, Inc. a biopharmaceutical company, since February 2013. Dr. Mario also served as a director of XenoPort Inc., a biopharmaceutical company, from June 2012 to May 2015, Vivus, Inc., a biopharmaceutical company, from April 2012 to July 2013, and Maxygen, Inc., a biotechnology company, from July 2001 to August 2013. Dr. Mario is the recipient of the 2007 Remington Medal, the American Pharmacists Association’s highest honor. Dr. Mario earned a B.S. in Pharmacy from Rutgers University, and a M.S. and a Ph.D. in Physical Sciences from the University of Rhode Island. Our Board of Directors believes that Dr. Mario’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE

Biographies of the Directors Whose Terms Expire at the 2017 Annual Meeting

M. Michelle Berrey, M.D., M.P.H.   Dr. Berrey, age 49, has served as our President and Chief Executive Officer since April 2014 and has been a member of our Board of Directors since June 2014. In addition, Dr. Berrey served as our Chief Medical Officer since her appointment to that role in November 2012 until a new Chief Medical Officer, W. Garrett Nichols, MD, MS, took over the role in September of 2014. From January 2007 to January 2012, Dr. Berrey served as Chief Medical Officer at Pharmasset, Inc., a company that focused on the development of nucleotide analogs for the treatment of hepatitis C. From January 2004 to January 2007, Dr. Berrey served as Vice President, Viral Diseases, Clinical Pharmacology & Discovery Medicine at GlaxoSmithKline, where she was responsible for the early development of compounds for the treatment of HIV, hepatitis viruses and hepatic fibrosis. Dr. Berrey earned a B.A. in English from Emory University, an M.D. from the Medical College of Georgia and an M.P.H. from Emory University. Dr. Berrey completed her internship and residency in Internal Medicine at the University of North Carolina, Chapel Hill, and was a Senior Fellow in Infectious Diseases at the University of Washington, Seattle, where she conducted research in HIV transmission and acute HIV infection. Dr. Berrey is board certified in internal medicine and infectious diseases. Our Board of Directors believes that Dr. Berrey’s expertise and experience in the pharmaceutical industry qualifies her to serve on our Board of Directors.

Ronald C. Renaud, Jr. Mr. Renaud, age 47, has served as one of our directors since December 2014. Mr. Renaud has been the Chief Executive Officer at RaNA Therapeutics since December 2014, and prior to that, he served as President and Chief Executive Officer at Idenix Pharmaceuticals since October 2010. Under his leadership, Idenix refocused its drug discovery and development efforts on nucleotide prodrugs to treat hepatitis C virus (HCV), streamlined operations to better enable cross-functional collaboration and employee engagement, which culminated in its acquisition by Merck for $3.85 billion in August 2014. Prior to October 2010, Mr. Renaud served as the Chief Financial Officer of Idenix from the time he joined Idenix in June 2007 and was additionally appointed Chief Business Officer in June 2010. Prior to joining Idenix, Mr. Renaud served as Senior Vice President and Chief Financial Officer of Keryx Biopharmaceuticals, from February 2006 to May 2007. From 2000 to 2006, Mr. Renaud was a biotechnology equity research analyst at JP Morgan, Schwab Soundview and Bear Stearns. He also spent more than five years at Amgen, where he held positions in clinical research, investor relations and finance. Mr. Renaud holds a BA from St. Anselm College and an MBA from the Marshall School of Business at the University of Southern California. Mr. Renaud is currently a board member of PTC Therapeutics, Inc., a pharmaceutical company focused on the development of treatments for orphan diseases, and Akebia Therapeutics, Inc., a biopharmaceutical company. Our Board of Directors believes that Mr. Renaud’s expertise and experience in the pharmaceutical industry qualifies him to serve on our Board of Directors.

Lisa Ricciardi.  Ms. Ricciardi, age 56, has served as one of our directors since March 2014. From July 2014 through 2015, Ms. Ricciardi served as Senior Vice President for Corporate and Business Development with Foundation Medicine, a molecular information company.   From October 2010 to June 2012, she served as Senior Vice President of Business Development at Medco Health Solutions, Inc. until the business was sold. In addition, she was a Venture Partner at Essex Woodlands Health Ventures. Ms. Ricciardi held numerous executive management positions at Pfizer, including Senior Vice President in the Licensing and Development Division, closing more than 25 transactions with multi-national firms and biotechnology companies, as well as managing several key product launches in the global pharmaceuticals division. Ms. Ricciardi is currently a member of the Board of Directors of United Drug Healthcare Group, PLC in Dublin, Ireland, and was previously a member of the Board of Directors at Sepracor. Ms. Ricciardi earned an MBA from the University of Chicago and a bachelor’s degree from Wesleyan University. Our Board of Directors believes that Ms. Ricciardi’s breadth of experience within, and knowledge of, the pharmaceutical industry, coupled with her experience as a member of various boards of directors, qualifies her to serve on our Board of Directors.

Biographies of the Directors Whose Terms Expire at the 2018 Annual Meeting

James M. Daly. Mr. Daly, age 54, has served as one of our directors since June 2014. Mr. Daly has also served on the board of directors of Acadia Pharmaceuticals, a biopharmaceutical company, since January 2016 and Halozyme Therapeutics, also a biopharmaceutical company, since February 2016. Mr. Daly served as Executive Vice President and Chief Commercial Officer at Incyte Corporation, a biopharmaceutical company, from October 2012 through June 2015. Prior to joining Incyte, Mr. Daly served as Senior Vice President of North America Commercial Operations and Global Marketing/Commercial Development at Amgen Inc., a global pharmaceutical company, where he was employed from January 2002 to December 2011. Prior to his employment with Amgen, Mr. Daly was Senior Vice President and General Manager of the Respiratory/Anti-infective business unit at GlaxoSmithKline, where he was employed from June 1985 to December 2001. Mr. Daly is a pharmacist and received his B.S. and M.B.A. degrees from the University of Buffalo, The State University of New York. Our Board of Directors believes that Mr. Daly’s expertise and experience in the biopharmaceutical industry qualifies him to serve on our Board of Directors.

Martha J. Demski.  Ms. Demski, age 63, has served as one of our directors since 2005. Since August 2011, Ms. Demski has served as Senior Vice President and Chief Financial Officer of Ajinomoto Althea, Inc. (formerly Althea Technologies, Inc.), a fully-integrated contract development and manufacturing organization. From July 2008 to December 2010, Ms. Demski served as the Interim Chief Operating Officer and Chief Financial Officer of the Sidney Kimmel Cancer Center (SKCC), a non-profit corporation that was engaged in biomedical research prior to voluntarily filing for Chapter 11 bankruptcy in 2009. Previously, Ms. Demski served as Vice President and Chief Financial Officer of Vical Incorporated, a biopharmaceutical company from December 1988 to June 2004. Ms. Demski currently serves on the board of directors and chairs the audit committee of Adamas Pharmaceuticals, Inc., a publicly traded biotech company. Ms. Demski also serves as a member of the board, chair of the audit committee and member of the compensation committee of Neothetics, Inc., a publicly traded biotech company. She is a National Association of Corporate Directors Board Governance Fellow. Additionally Ms. Demski has over 13 years of banking experience with Bank of America and U.S. Trust. Ms. Demski earned a B.A. from Michigan State University and M.B.A. from The University of Chicago Booth School of Business with concentrations in accounting and finance. Our Board of Directors believes that Ms. Demski’s more than 30 years’ experience in the fields of finance and biotechnology as well as her experience as a member of various boards of directors qualifies her to serve on our Board of Directors.

John M. Leonard, M.D. Dr. Leonard, age 58, has served as one of our directors since June 2014. Since 2014, Dr. Leonard has served as the Chief Medical Officer of Intellia Therapeutics. Dr. Leonard also serves on the board of directors of Quintiles Transnational Holdings Inc. and is a member of the Audit and Governance Committees of the board of directors. He also serves on the board of directors of Vitae Pharmaceuticals where he is a member of the Compensation Committee. He served as the Chief Scientific Officer and Senior Vice President of Research and Development at AbbVie Inc., a global pharmaceutical company, from its spin-out from Abbott Laboratories in January 2013 until retiring from those positions at the end of 2013. Prior to the formation of AbbVie, Dr. Leonard served as Senior Vice President of Global Pharmaceutical Research and Development at Abbott from

2008 to 2012. He has over 30 years of combined experience in medicine, research and management, serving in various roles at Abbott beginning in 1992. Dr. Leonard earned a Bachelor's Degree in Biochemistry from the University of Wisconsin at Madison and a Doctorate in Medicine from Johns Hopkins University in Baltimore, Maryland. Dr. Leonard completed an Internship and Residency in Internal Medicine at Stanford University Hospital followed by a Postdoctoral Fellowship in Molecular Virology at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health. Our Board of Directors believes that Dr. Leonard’s expertise and experience in the biopharmaceutical industry qualifies him to serve on our Board of Directors.

James Niedel, M.D., Ph.D. Dr. Niedel, age 72, has served as one of our directors since February 2011 and as our Chairman from 2011 to 2013. Dr. Niedel is currently a venture partner with New Leaf Venture Partners, a healthcare technology fund. Dr. Niedel was a founder and Managing Director at New Leaf from 2005 to 2014, and assumed his current role as a venture partner in 2014. From 2002 to 2005, Dr. Niedel was a venture partner at Sprout Group, a healthcare and information technology fund. During 2001, Dr. Niedel was Chief Science and Technology Officer for GlaxoSmithKline, a global healthcare company. From 1995 to 2001, Dr. Niedel was a member of the Board of Directors of Glaxo Wellcome plc with responsibility for Global Research and Development, Information Technology and Product Strategy. From 1988 to 1995, Dr. Niedel was V.P. Research and S.V.P. R&D for the U.S. subsidiary of Glaxo. Before joining the pharmaceutical industry, Dr. Niedel was employed by the Duke University Medical Center from 1973 to 1989 as Professor of Medicine and Chief of the Division of Clinical Pharmacology, in which time he had completed an Internal Medicine residency and a Hematology-Oncology fellowship. Dr. Niedel received M.D. and Ph.D. (Biochemistry) degrees from the University of Miami and is a fellow of the Royal College of Physicians (London). Our Board of Directors believes that Dr. Niedel’s expertise and experience in the biopharmaceutical industry qualifies him to serve on our Board of Directors.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board of Directors has affirmatively determined that the following ten directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Mario, Mr. Daly, Ms. Demski, Dr. Gilliss, Dr. Leonard, Mr. Machado, Dr. Niedel, Mr. Renaud, Ms. Ricciardi and Mr. Wollaeger. In making this determination, the Board of Directors found that none of these directors had a material or other disqualifying relationship with the Company. Following our Annual Meeting, assuming the election of our three nominees for director named in these proxy materials, we will have nine independent directors and one non-independent director, Dr. Berrey, who serves as our President and Chief Executive Officer.

Board Leadership Structure

Our Board of Directors is currently chaired by Dr. Mario. As a general policy, our Board of Directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. As such, Dr. Berrey serves as our President and Chief Executive Officer while Dr. Mario serves as our Chairman of the Board of Directors but is not an officer. We expect and intend the positions of Chairman of the Board of Directors and Chief Executive Officer to continue to be held by separate individuals in the future.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors

Our Board of Directors met seven times during 2015 as well as three times in executive session. Additionally, the Board of Directors acted by written consent three times during 2015. All directors who served in 2015 attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they served, in each case that were held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of The Board of Directors

The Board of Directors has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides current membership for each of the Board Committees and the meeting information for 2015:

Name	Audit	Compensation	Nominating and Corporate Governance
Ernest Mario, Ph.D.			X(1)
James M. Daly		X
Martha J. Demski	X*		X
John M. Leonard, M.D.		X
C. Patrick Machado	X
James Niedel, M.D., Ph.D.		X(2)	X*
Lisa Ricciardi		X*
Timothy J. Wollaeger(3)	X(4)
Catherine L. Gilliss, Ph.D., R.N., F.A.A.N.			X
Ronald C. Renaud, Jr.	X(5)
Total meetings in 2015	8	7	4

* Committee Chairperson

(1)	Dr. Mario served as a member of the Nominating and Corporate Governance Committee until the June 22, 2015 meeting of the Board of Directors.

(2)	Dr. Niedel served as a member of the Compensation Committee until the June 22, 2015 meeting of the Board of Directors.

(3)	Mr. Wollaeger’s term as a director will end at the Annual Meeting.

(4)	Mr. Wollaeger served as a member of the Audit Committee until the June 22, 2015 meeting of the Board of Directors.

(5)	Mr. Renaud was appointed as a member of the Audit Committee at the June 22, 2015 meeting of the Board of Directors.

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our Audit Committee consists of Ms. Demski, Mr. Machado, and Mr. Renaud. Our Board of Directors has determined that each of the members of our Audit Committee satisfies the NASDAQ and SEC independence requirements.

Ms. Demski serves as the chair of our Audit Committee. Our Board of Directors has determined that Ms. Demski, Mr. Machado, and Mr. Renaud each qualify as an Audit Committee financial expert within the meaning of SEC regulations and meet the financial sophistication requirements of the NASDAQ Listing Rules. In making this determination, our Board has considered Ms. Demski’s, Mr. Machado’s, and Mr. Renaud’s formal education and previous and current experience in financial roles. Both our independent registered public accounting firm and management periodically meet privately with our Audit Committee.

The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	monitoring the rotation of partners of our independent auditors on our engagement team as required by law;

•
prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•
reviewing our annual and quarterly financial statements and reports, including the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and discussing the statements and reports with our independent auditors and management;

•
reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•
reviewing and providing oversight of any related-person transactions in accordance with our related person transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•	reviewing our major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented;

•	reviewing on a periodic basis our investment policy; and

•	reviewing and evaluating on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

We believe that the composition and functioning of our Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Audit Committee met eight times during 2015. The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.chimerix.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2015.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Ms. Martha J. Demski, Committee Chair
Mr. C. Patrick Machado
Mr. Ronald C. Renaud, Jr.
* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee consists of Ms. Ricciardi, Mr. Daly, and Dr. Leonard. Ms. Ricciardi serves as chair of the Compensation Committee. Our Board of Directors has determined that each of the members of our Compensation Committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act), is an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code), and satisfies the NASDAQ independence requirements.

The functions of this committee include, among other things:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;

•	reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the compensation and other terms of employment of our executive officers;

•
reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•
reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•
evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•
reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the type and amount of compensation to be paid or awarded to our non-employee Board members;

•
establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act, and to the extent applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;

•
reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act, as well as applicable NASDAQ rules and regulations;

•
reviewing any conflicts of interest raised by the work of any compensation consultant that had any role in determining or recommending the amount or form of executive or director compensation and how such conflict is being addressed for disclosure in our proxy statements to be filed with the SEC;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•
reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing the adequacy of its charter on a periodic basis;

•
to the extent applicable, reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC;

•	preparing the report that the SEC requires in our annual proxy statement; and

•	reviewing and assessing on an annual basis the performance of the Compensation Committee.

We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Compensation Committee met seven times during 2015. Additionally, the Compensation Committee acted by written consent five times during 2015. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s website at www.chimerix.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2015.

Report of the Compensation Committee of the Board of Directors*
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Ms. Lisa Ricciardi, Committee Chair
Mr. James M. Daly
Dr. John M. Leonard

* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Ms. Demski, Dr. Gilliss, and Dr. Niedel. Dr. Niedel serves as the chair of our Nominating and Corporate Governance Committee. Our Board of Directors has determined that each of the members of this committee satisfies the NASDAQ Global Market independence requirements. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our Board of Directors consistent with criteria approved by our Board of Directors;

•	determining the minimum qualifications for service on our Board of Directors;

•	evaluating director performance on the Board and applicable committees of the Board and determining whether continued service on our Board is appropriate;

•	evaluating, nominating and recommending individuals for membership on our Board of Directors;

•	evaluating nominations by stockholders of candidates for election to our Board of Directors;

•	considering and assessing the independence of members of our Board of Directors;

•
developing a set of corporate governance policies and principles, including a code of business conduct and ethics, periodically reviewing and assessing these policies and principles and their application and recommending to our Board of Directors any changes to such policies and principles;

•	considering questions of possible conflicts of interest of directors as such questions arise;

•	reviewing the adequacy of its charter on an annual basis; and

•	annually evaluating the performance of the Nominating and Corporate Governance Committee.

We believe that the composition and functioning of our Nominating and Corporate Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting. Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) the number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) a description of the proposed candidate’s business experience for at least the previous five years; (5) the complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director; and (7) any other information required by the Company’s bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

The Nominating and Corporate Governance Committee met four times during 2015. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.chimerix.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal 2015.

Stockholder Communications with the Board of Directors

Our Board of Directors has adopted a formal process by which stockholders may communicate with the Board of Directors or any of its directors. Stockholders who wish to communicate with the Board of Directors may do so by sending written communications addressed to the Secretary of Chimerix, Inc. at 2505 Meridian Parkway, Suite 100, Durham, NC, 27713. Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent and the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board of Directors or such director. Communications determined by the Company’s Secretary to be appropriate for presentation to the Board of Directors or such director will be submitted to the Board of Directors or such director on a periodic basis.

Code of Ethics

The Company has adopted the Chimerix Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.chimerix.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report for fiscal year 2015.

Prohibition of Speculative Trading
The Company has adopted an Insider Trading Policy that provides, among other things, that no officer, director, other employee or consultant of the Company may engage in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to the Company’s stock at any time. In addition, under the terms of the Insider Trading Policy, no officer, director, other employee or consultant of the Company may margin, or make any offer to margin, any of the Company’s stock, including without limitation, borrowing against such stock, at any time.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2016 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company’s financial statements since 2008. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company by Ernst & Young for the fiscal years ended December 31, 2015 and 2014. All fees described below were pre-approved by the Audit Committee.

	Year Ended December 31,
	2015	2014
	(in thousands)
Audit Fees(1)	$722	$604
Audit-related Fees	—	—
Tax Fees(2)	400	—
All Other Fees	—	—
Total Fees	$1,122	$604

(1)
Audit fees consist of fees billed for professional services by Ernst & Young LLP for audit and quarterly review of our financial statements, review of our registration statements on Form S-3 in connection with our May 2014, November 2014, and June 2015 public offerings, review of our registration statement on Form S-1 in connection with our October 2014 sale of stock by existing stockholders, and related services.

(2)	Tax fees consist of various tax compliance and consultation services, including fees relating to potential international expansion of the Company.

In connection with the audit of the 2015 financial statements, the Company entered into an engagement agreement with Ernst & Young which sets forth the terms by which Ernst & Young would perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to a specified amount. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services has been non-exclusively delegated to the Chair of the Audit Committee, who must report any pre-approval decisions to the full Audit Committee at its next scheduled meeting, provided that the Chair of the Audit Committee is not able to pre-approve any service resulting in fees greater than $50,000.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Compensation Discussion and Analysis, which appears later in this Proxy Statement, describes our executive compensation program and the compensation decisions that the Compensation Committee and our Board of Directors made in 2015 with respect to the compensation of our named executive officers (listed in the section below captioned “Executive Officers”). As required pursuant to Section 14A of the Securities Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As we describe in our Compensation Discussion and Analysis below, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category are intended to support our long-range plans.

You are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and the Compensation Committee and our Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3 above requests that you cast an advisory vote for the compensation disclosed in this Proxy Statement that we paid in 2015 to our named executive officers. That advisory vote is referred to as a “say-on-pay” vote. In this Proposal 4, as required pursuant to Section 14A of the Securities Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote on how frequently we should have say-on-pay votes in the future. You can vote to hold say-on-pay votes every one, two or three years, or you can abstain from voting.

The Compensation Committee of our Board of Directors believes that say-on-pay votes should be held every year. This vote, like the say-on-pay vote itself, is non-binding. If a choice other than one year receives the most votes, our Board of Directors will take the voting results into consideration in determining how frequently we will present you with a say-on-pay vote.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ONE YEAR OPTION AS THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our named executive officers:

Name	Age	Position(s)
M. Michelle Berrey, M.D., M.P.H.	49	President and Chief Executive Officer
W. Garrett Nichols, M.D., M.S.	47	Chief Medical Officer
Timothy W. Trost, C.P.A.	58	Senior Vice President, Chief Financial Officer and Corporate Secretary
Linda M. Richardson	52	Chief Commercial Officer
Michael D. Rogers, Ph.D.	62	Chief Development Officer

M. Michelle Berrey, M.D., M.P.H.   Please see Dr. Berrey’s biography included in the director section above.

W. Garrett Nichols, M.D., M.S. Dr. Nichols has served as Chief Medical Officer since September 2014. Prior to joining the Company, Dr. Nichols had been employed by ViiV Healthcare since April 2014, where he was the Head of Global Development. Prior to his tenure at ViiV, Dr. Nichols spent ten years at GlaxoSmithKline from August 2004 to April 2014 leading multiple global antiviral programs in the United States and Europe, including the development and regulatory submissions to the FDA and EMA for the approval of Tivicay and the recent FDA approval of Triumeq. From 2001 to 2004, Dr. Nichols was a member of the faculty at the Fred Hutchinson Cancer Research Center in Seattle, WA, where he was the principal investigator on NIH-funded grants exploring the prevention and treatment of CMV and respiratory virus infections in HCT recipients. Dr. Nichols received his M.D. from Duke University and earned an M.S. in Epidemiology from the University of Washington, where he completed a Fellowship in Infectious Diseases.

Timothy W. Trost, C.P.A.. Mr. Trost joined us in March 2011 as our Senior Vice President, Chief Financial Officer, and has also served as our Corporate Secretary since February 2012. Prior to serving as an employee, since July 2010 Mr. Trost served as a consultant in connection with our Series F preferred stock financing and our contract with the Biomedical Advanced Research and Development Authority. From July 2002 to February 2010, Mr. Trost served as Vice President and Chief Financial Officer at Argos Therapeutics, Inc., a venture-backed immunotherapy company (currently NASDAQ: ARGS). From March 1997 to June 2002, Mr. Trost served as Senior Vice President and Chief Financial Officer at InteCardia, Inc., a venture-backed cardiac imaging company that was acquired by Syncor International Corporation in September 2001. From March 1994 to March 1997, Mr. Trost served as Executive Vice President and Chief Financial Officer of Coastal Physician Group, Inc. (NYSE: DR), a contract provider of emergency room physicians, having joined as Vice President of Corporate Development. From October 1992 to March 1994, Mr. Trost served as Vice President of Finance at Morganite North America, Inc. From July 1980 through September 1992, Mr. Trost was with PricewaterhouseCoopers LLP, last serving as a Senior Manager in the Research Triangle practice. Mr. Trost holds a B.S. in accounting from the University of Illinois at Urbana-Champaign and is a Certified Public Accountant.

Linda M. Richardson. Ms. Richardson has served as our Chief Commercial Officer since January 2014. Prior to joining the Company, from December 2011, Ms. Richardson served as Vice-President, Head of Global lixisenatide franchise at Sanofi S.A., a global pharmaceutical company. From September 2008 to November 2011, Ms. Richardson served as Vice President, U.S. Marketing at Sanofi S.A. where she held various marketing leadership responsibilities with eplivanserin, Auvi-Q and Multaq. From October 2006 to June 2008, Ms. Richardson served as Vice President, Marketing at Reliant Pharmaceuticals, Inc. Ms. Richardson earned a B.A. in English from the University of Pennsylvania.

Michael D. Rogers, Ph.D. Dr. Rogers has served as our Chief Development Officer since March 2013. From 2007 to 2012, Dr. Rogers served as Chief Development Officer at Pharmasset, Inc., where his primary responsibility was to facilitate the design and implementation of development programs for HCV antiviral compounds. From 2004 to 2007, Dr. Rogers served as Vice President, division of viral diseases at GlaxoSmithKline, where he was responsible for antiviral discovery activities directed toward HIV and HCV indications. From 2001 to 2004, Dr. Rogers served as Vice President, antiviral discovery medicine at GlaxoSmithKline. Dr. Rogers has over 29 years of industry experience and has participated in all phases of antiviral and anti-infective drug development, including discovery, preclinical development, and Phase 1, 2, 3, and 3b/4 clinical development programs. Dr. Rogers received his doctorate in medical parasitology and a master of public health degree in medical microbiology from the University of North Carolina, Chapel Hill. He completed a postdoctoral fellowship in clinical microbiology at St. Jude Children's Research Hospital in Memphis, Tennessee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 1, 2016 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii)

all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

The percentage ownership information shown in the table is based upon 46,210,768 shares of common stock outstanding as of April 1, 2016. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before May 31, 2016, which is 60 days after April 1, 2016. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Chimerix, Inc., 2505 Meridian Parkway, Suite 100, Durham, North Carolina 27713.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or greater stockholders
FMR LLC(1) 245 Summer Street Boston, MA 02210	6,921,915	15.0%
Sanderling Venture Partners V, L.P. and its affiliated entities(2)400 South El Camino Real, Suite 1200 San Mateo, CA 94402	3,509,408	7.6%
UBS Group AG(3) Bahnhofstrasse 45, Zurich, Switzerland	3,425,999	7.4%
BlackRock, Inc.(4) 55 East 52nd Street, New York, NY 10055	2,985,780	6.5%
Bridger Management, LLC(5) 90 Park Avenue, 40th Floor, New York, NY 10016	2,967,186	6.4%
The Vanguard Group(6) 100 Vanguard Blvd., Malvern, PA 19355	2,887,776	6.2%
Directors and named executive officers
Timothy J. Wollaeger(7)	3,545,360	7.6%
M. Michelle Berrey, M.D., M.P.H.(8)	391,354	*
Ernest Mario, Ph.D.(9)	319,772	*
Michael D. Rogers, Ph.D.(10)	174,358	*
Timothy W. Trost, C.P.A.(11)	153,393	*
Linda M. Richardson(12)	107,120	*
W. Garrett Nichols, M.D., M.S.(13)	61,331	*
Martha J. Demski(14)	57,389	*
C. Patrick Machado(15)	35,875	*
John M. Leonard, M.D.(16)	30,875	*
Lisa Ricciardi(17)	28,950	*
James M. Daly(18)	25,875	*
Catherine L. Gilliss, Ph.D., R.N., F.A.A.N.(19)	25,875	*
James Niedel, MD, Ph.D.(20)	17,250	*
Ronald C. Renaud, Jr. (21)	14,625	*
All current executive officers and directors as a group (15 persons)(22)	4,989,402	10.5%
* Represents beneficial ownership of less than one percent.

(1)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2016 by FMR LLC reporting sole power to vote or direct the vote over 845,058 shares of common stock and the sole power to dispose or to direct the disposition of 6,921,915 shares of common stock, 2,600,238 of which are owned by Fidelity Growth Company Fund, a wholly owned subsidiary of FMR LLC.

(2)
Includes 829,046 shares of common stock held by Sanderling Venture Partners V, L.P., 233,134 shares of common stock held by Sanderling V Biomedical, L.P., 155,143 shares of common stock held by Sanderling V Limited Partnership, 138,046 shares of common stock held by Sanderling V Beteiligungs GmbH & Co. KG, 199,853 shares of common stock held by Sanderling V Biomedical Co-Investment Fund, L.P., 329,682 shares of common stock held by Sanderling Venture Partners V Co-Investment Fund, L.P., 891,189 shares of common stock and a warrant to purchase 189,842 shares of common stock held by Sanderling V Strategic Exit Fund, L.P. (collectively, the Sanderling V Shares), 498,046 shares of common stock held by Sanderling Venture Partners VI Co-Investment Fund, L.P., 15,431 shares of common stock held by Sanderling VI Beteiligungs GmbH & Co. KG, 18,384 shares of common stock held by Sanderling VI Limited Partnership, a warrant to purchase 8,166 shares of common stock held by Sanderling Ventures Management V (collectively, the Sanderling VI Shares) and 3,446 shares of common stock held by Middleton-McNeil Retirement Trust. Timothy J. Wollaeger, one of our directors, Fred A. Middleton, Robert G. McNeil and Timothy C. Mills share voting and investment power with respect to the Sanderling V Shares. Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger share voting and investment power with respect to the Sanderling VI Shares. Fred A. Middleton and Robert G. McNeil share voting and investment power with respect to the shares held by the Middleton-McNeil Retirement Trust. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address for this stockholder is 400 S. El Camino Real, Suite 1200, San Mateo, CA 94402.

(3)
Based on information set forth in a Schedule 13G/A filed with the SEC on February 16, 2016 by UBS Group AG reporting sole power to vote or direct the vote over 3,123,117 shares of common stock and the shared power to dispose or to direct the disposition of 3,425,999 shares of common stock.

(4)
Based on information set forth in a Schedule 13G filed with the SEC on January 28, 2016 by BlackRock, Inc. reporting sole power to vote or direct the vote over 2,891,664 shares of common stock and the sole power to dispose or to direct the disposition of 2,985,780 shares of common stock.

(5)
Based on information set forth in a Schedule 13G filed with the SEC on January 19, 2016 by Bridger Management, LLC reporting shared power to vote or direct the vote over 2,967,186 shares of common stock and the shared power to dispose or to direct the disposition of 2,967,186 shares of common stock.

(6)
Based on information set forth in a Schedule 13G filed with the SEC on February 11, 2016 by The Vanguard Group reporting sole power to vote or direct the vote over 97,767 shares of common stock, shared power to vote or direct the vote over 2,600 shares of common stock, sole power to dispose or to direct the disposition of 2,789,909 shares of common stock and the shared power to dispose or to direct the disposition of 97,867 shares of common stock.

(7)
Includes 829,046 shares of common stock held by Sanderling Venture Partners V, L.P., 233,134 shares of common stock held by Sanderling V Biomedical, L.P., 155,143 shares of common stock held by Sanderling V Limited Partnership, 138,046 shares of common stock held by Sanderling V Beteiligungs GmbH & Co. KG, 199,853 shares of common stock held by Sanderling V Biomedical Co-Investment Fund, L.P., 329,682 shares of common stock held by Sanderling Venture Partners V Co-Investment Fund, L.P., 891,189 shares of common stock and a warrant to purchase 189,842 shares of common stock held by Sanderling V Strategic Exit Fund, L.P. (collectively, the Sanderling V Shares), 498,046 shares of common stock held by Sanderling Venture Partners VI Co-Investment Fund, L.P., 15,431 shares of common stock held by Sanderling VI Beteiligungs GmbH & Co. KG, 18,384 shares of common stock held by Sanderling VI Limited Partnership, a warrant to purchase 8,166 shares of common stock held by Sanderling Ventures Management V (collectively, the Sanderling VI Shares) 3,446 shares of common stock held by Middleton-McNeil Retirement Trust, 8,702 shares of common stock held by the Timothy J. & Cynthia K. Wollaeger Trust, 10,000 shares of common stock held by Mr. Wollaeger, and 17,250 shares which Mr. Wollaeger has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options. Mr. Wollaeger, one of our directors, Fred A. Middleton, Robert G. McNeil and Timothy C. Mills share voting and investment power with respect to the Sanderling V Shares. Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Mr. Wollaeger share voting and investment power with respect to the Sanderling VI Shares. Fred A. Middleton and Robert G. McNeil share voting and investment power with respect to the shares held by the Middleton-McNeil Retirement Trust. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address for this stockholder is 400 S. El Camino Real, Suite 1200, San Mateo, CA 94402.

(8)
Includes 145,633 shares held by Dr. Berrey of which 5,540 shares are held by the M. Michelle Berrey Revocable Trust u/a 12/30/08, and 245,721 shares which Dr. Berrey has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.

(9)
Includes 292,919 shares held by Dr. Mario, and 26,853 shares which Dr. Mario has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, 15,845 of which will be unvested but exercisable as of May 31, 2016.

(10)
Includes 22,707 shares held by Dr. Rogers, and 151,651 shares which Dr. Rogers has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options, 20,539 of which will be unvested but exercisable as of May 31, 2016.

(11)	Includes 16,732 shares held by Mr. Trost, and 136,661 shares which Mr. Trost has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.

(12)	Includes 621 shares held by Ms. Richardson and 106,499 shares which Ms. Richardson has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.

(13)	Includes 1,665 shares held by Dr. Nichols and 59,666 shares which Dr. Nichols has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.

(14)
Includes 14,788 shares held by the Martha J. Demski Trust u/d/t 10/01/94, and 42,601 shares which Ms. Demski has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.

(15)	Includes 10,000 shares held by Mr. Machado and 25,875 shares which Mr. Machado has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.

(16)
Includes 4,000 shares held by Dr. Leonard, 1,000 shares held by the John M Leonard TTEE John M Leonard Revocable Trust DTD 12/14/92, and 25,875 shares which Dr. Leonard has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.

(17)	Includes 1,950 shares held by Ms. Ricciardi and 27,000 shares which Ms. Ricciardi has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.

(18)	Includes 25,875 shares which Mr. Daly has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.

(19)	Includes 25,875 shares which Dr. Gilliss has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.

(20)	Includes 17,250 shares which Dr. Niedel has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.

(21)	Includes 14,625 shares which Mr. Renaud has the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options.

(22)
Includes 3,842,117 shares held by all current executive officers and directors as a group, a warrant to purchase 8,166 shares of common stock held by all current executive officers and directors as a group, and 949,277 shares that all current executive officers and directors as a group have the right to acquire from us within 60 days of April 1, 2016 pursuant to the exercise of stock options and warrants, 36,384 of which will be unvested but exercisable as of May 31, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Wollaeger did not file a required Form 5 filing in 2015 in connection with a gift of shares of our common stock that occurred in 2014. A Form 4 filing reporting this gift was filed by Mr. Wollaeger on March 2, 2016.

EXECUTIVE AND DIRECTOR COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We are a biopharmaceutical company dedicated to discovering, developing and commercializing novel antivirals in areas of high unmet medical needs. We were founded in 2000 based on the promise of our proprietary lipid conjugate technology to unlock the potential of some of the most broad-spectrum antivirals by enhancing their antiviral activity and safety profiles in convenient dosing regimens. Based on our proprietary lipid conjugate technology, our lead compound, brincidofovir (BCV, CMX001), has progressed to Phase 3 clinical development. In addition, we have an active discovery program focusing on viral targets for which limited or no therapies are currently available.

We became a public company in April 2013, and we filed our 2014 and 2015 proxy statements under the scaled-down reporting rules applicable to emerging growth companies. As of the close of calendar year 2015, we ceased to be an emerging growth company and, therefore, this year's Proxy Statement includes additional detail regarding executive compensation that was previously not required, including: this Compensation Discussion and Analysis, additional compensation tables for "Grants of Plan-Based Awards," "Option Exercises and Stock Vested," and "Potential Payments upon Termination or Change in Control," an advisory vote on the compensation of our named executive officers, which is included as Proposal 3 in this Proxy Statement;

and an advisory vote on the preferred frequency of advisory votes on the compensation of our named executive officers, which is included as Proposal 4 in this Proxy Statement.

This Compensation Discussion and Analysis discusses our executive compensation policies and how and why our Compensation Committee arrived at specific compensation decisions for the year ended December 31, 2015 for the individuals who served as our principal executive officer, principal financial officer and three other most highly compensated executive officers as of December 31, 2015: M. Michelle Berrey, M.D., M.P.H., our President and Chief Executive Officer; Timothy W. Trost, C.P.A., our Senior Vice Present, Chief Financial Officer, and Corporate Secretary; W. Garrett Nichols, M.D., M.S., our Chief Medical Officer; Linda M. Richardson, our Chief Commercial Officer; and Michael D. Rogers, Ph.D., our Chief Development Officer. These five individuals are our named executive officers for 2015.

Executive Summary

The important features of our executive compensation program include the following:

•
We tie pay to performance. We structure a significant portion of our named executive officers’ compensation to be variable, at risk and tied directly to our measurable performance. For 2015, 90% of our Chief Executive Officer’s total reported compensation and an average of 76% of our other named executive officers’ total reported compensation was linked to performance, consisting of annual performance bonus earned and equity incentives awarded, as reported in the “Summary Compensation Table.”

•
Our executive bonuses are entirely dependent on meeting corporate objectives. Our annual performance-based bonus opportunities for all of our named executive officers are entirely dependent upon our achievement of annual corporate objectives established each year. In 2015, each of our named executive officers received annual bonuses of 65% of their target bonuses because we had achieved 65% of our specified corporate objectives for 2015.

•
We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our named executive officer compensation package. We have historically granted equity awards in the form of stock options and we consider stock options performance-based because they provide value only if the market price of our stock increases, and if the executive officer continues in our employment over the option term. These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ. Stock options are also the predominant vehicle among biopharmaceutical companies of our stage of development, and all of our peers used for 2015 compensation decisions delivered annual equity award via options, with 89% of peers using granting annual equity awards solely in the form of stock options.

•
Change in control benefits are limited to double-trigger payments which require termination other than for cause or resignation for good reason in connection with a change of control to trigger payments.

•	We do not provide our executive officers with any excise tax or other tax gross ups.

•	We generally do not provide any executive fringe benefits or perquisites to our executives, such as car allowances, personal security, or financial planning advice.

•
Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions. The Compensation Committee has engaged Radford, an Aon Hewitt company, who advises the Compensation Committee on market practices so that our Compensation Committee can regularly assess the Company's individual and total compensation programs against these peer companies, the general marketplace and other industry data points.

•	We prohibit any and all hedging and pledging of Company stock.

•
We implemented a stockholder engagement program to understand our stockholder’s views on our corporate governance and compensation programs. Recent conversations with our stockholders have been very positive. Stockholder input will be increasingly important as our Company grows.

CEO’s Realizable Compensation

Because we pay a significant portion of compensation as long-term equity awards, we believe that viewing the compensation that is actually realizable by our Chief Executive Officer is important to an understanding of our executive compensation program. Realizable pay recognizes the impact of actual financial and stock performance in the returns available (or “realizable”) by the executive. In contrast, reported pay (which reflects the grant date fair value for stock options used in Summary Compensation Table disclosure) estimates the expected value of compensation on the day it was granted, in accordance with financial accounting principles. Realizable pay compared to reported pay helps investors understand the sensitivity of our compensation to actual financial and market performance and the resulting returns available to the executive. The Compensation Committee believes that given the heavily-weighted pay-for-performance structure of our executive compensation program, realizable pay and the difference between realizable pay and reported pay shows the alignment between executive compensation and stockholder interests.

The chart below shows our indexed TSR over the past two fully-completed years in which our Company was public, with both the total reported compensation of Dr. Berrey for each year as well as Dr. Berrey’s “realizable” pay, which reflects base salary and annual performance-bonus earned and values stock options using their intrinsic value as of the end of the applicable year, which is value the award could deliver as of such time (whether or not vested and exercisable). Indexed TSR is the return associated with a hypothetical $100 investment in our stock at the beginning of the relevant period. As shown in the chart, during 2015, realizable pay decreased significantly, as did our total stockholder return, or TSR. By contrast, reported pay for 2015 is higher than in 2014. This is because most compensation decisions are made at the beginning of the year, based on information available at that time and therefore reported pay should be viewed in light of the historical Company performance. 2015 pay decisions were made in January 2015, after our strong stock performance during 2014 (TSR increased 166%). Due to our drop in stock price at the end of 2015, the majority of Dr. Berrey’s stock options were underwater, and all of the stock options granted in 2015 were underwater, and therefore had a zero realizable value, despite the fact that they are listed in our Summary Compensation Table as having a value of approximately $4.5 million.

Chimerix CEO Pay vs Indexed TSR Performance
CEO Pay ($000)
Indexed TSR
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
$300
$250
$200
$150
$100
$50
$0
$3,479
$4,725
$5,165
$670
2014
(TSR: +166%)
2015
(TSR: -78%)
Reported Pay
Realizable Pay
Indexed TSR

Overview of our Executive Compensation Program

Objectives, Philosophy and Elements of Compensation

The overall objectives of our executive compensation policies and programs are to:

•	attract, retain and motivate superior executive talent;

•	provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention; and

•	align our executives’ interests with those of our stockholders through long-term incentives linked to specific performance.

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses and long-term incentive compensation. We also provide our executive officers with severance and change-in-control benefits, as well as other benefits available to all our employees, including retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans. The following chart summarizes the three main elements of compensation, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.
Generally reviewed annually at the beginning of the year and determined based on a number of factors (including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our Company) and by reference to market data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives.
Target bonus amounts, calculated as a percentage of base salary, are generally reviewed annually at the beginning of the year and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are entirely dependent upon achievement of specific corporate performance objectives, generally determined by the Compensation Committee and Board of Directors and communicated at the beginning of the year.
Actual bonus amounts earned are determined after the end of the year, based on achievement of the designated corporate performance objectives.

Long-Term Incentive (at-risk equity)
Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.
Attracts highly qualified executives and encourages their continued employment over the long-term.

Annual equity opportunities are generally reviewed and determined annually at the beginning of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement.
Individual grants are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant.
Equity grants have historically been provided primarily in the form of stock options that typically vest over a four year period but may be provided in other forms in the future as determined appropriate by the Compensation Committee.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our executives, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, a significant portion of the named executive officers’ total target compensation is comprised of performance-based bonus opportunities and long-term equity awards, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

In making executive compensation decisions, the Compensation Committee generally considers each executive officer’s total target direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as target cash compensation, and long-term equity awards (valued based on an approximation of grant date fair value).

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The Compensation Committee reviews and oversees our executive compensation policies, plans and programs and reviews and determines the compensation to be paid to all of our the executive officers, including the named executive officers. In making its executive compensation determinations, the Compensation Committee considers recommendations from the Chief Executive Officer for executive officers other than herself. In making her recommendations, the Chief Executive Officer receives input from our human resources department and has access to various third party compensation surveys and compensation data provided by the independent compensation consultant to the Compensation Committee, as described below. While the Chief Executive Officer discusses her recommendations for the other executive officers with the Compensation Committee, she does not participate in the deliberations concerning, or the determination of, her own compensation. In addition to our Chief Executive Officer, our Chief Financial Officer, as well as members of our human resources and legal departments may also attend Compensation Committee meetings from time to time and may take part in discussions of executive compensation. The Compensation Committee discusses and makes final determinations with respect to executive compensation matters without any named executive officers or other executive officers present (other than the Chief Executive Officer as described above). From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee meetings.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis, typically at the beginning of each fiscal year; however, decisions may occur during the year for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate. The Compensation Committee does not delegate its authority to approve executive officer compensation. The Compensation Committee does not maintain a formal policy for the timing of equity awards to our executive officers; awards are generally approved at a meeting of the Compensation Committee in January of each year.

Role of our Independent Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For purposes of evaluating 2015 compensation for each of our executive officers and making 2015 compensation decisions, we retained Radford, an Aon Hewitt company (Radford), an independent compensation consultant, to assist the Compensation Committee in reviewing our compensation programs and to ensure that our compensation programs remain competitive in attracting and retaining talented executives.

During 2015, Radford assisted the Compensation Committee in developing a group of peer companies to use as a reference in making compensation decisions, developing the Compensation Committee’s executive pay philosophy, evaluating current pay practices and considering different compensation programs and compensation and corporate governance best practices. As described further below, Radford also prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and long-term incentive grants against market practices. Radford reports directly to the Compensation Committee, which maintains the authority to direct their work and engagement, and advises the Compensation Committee and our human resources department from time to time. Radford interacts with management to gain access to Company information that is required to perform services and to understand the culture and policies of our organization. The Compensation Committee and Radford meet in executive session with no members of management present as needed to address various compensation matters, including deliberations regarding the Chief Executive Officer’s compensation.

During 2015, our Compensation Committee analyzed whether the work of Radford as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the fact that Radford and its affiliates do not provide any services directly to our Company; (ii) the amount of fees paid to Radford and its affiliates by Chimerix as a percentage of Radford and its affiliates’ total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford or the individual compensation advisors employed by Radford with any executive officer; (v) any business or personal relationship of the individual compensation advisors with any member of our Compensation Committee; and (vi) any Chimerix stock owned by Radford or the individual compensation advisors employed by Radford. Based on its analysis of these factors, our Compensation Committee determined that the work of Radford and the individual compensation advisors employed by Radford does not create any conflict of interest.

Use of Competitive Market Compensation Data

We aim to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, the Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee reviews market data for each executive officer’s position, compiled by Radford as described below, including information relating to the compensation for executive officers in the life sciences industry.
In developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2015, Radford examined our compensation philosophy and selected companies that would be appropriate peers based on industry focus, stage of development, complexity and market capitalization. Specifically, companies were selected in the fall of 2014 with the following parameters: operating in the biopharmaceutical industry, at phase 3 clinical trials or in the early commercial stages of development, an employee headcount generally from one-third (20) to three times (200) that of the number of employees of Chimerix at the time (with Chimerix falling in the 58th percentile of such group of companies), and market capitalizations generally from one-third ($250 million) to two and a half times ($2.1 billion) Chimerix’ market value at the time (with Chimerix falling in the 72nd percentile of such group of companies chosen). Based on these criteria, for 2015, Radford recommended, and our Compensation Committee approved, the following companies as our peer group for 2015:

ACADIA Pharmaceuticals Inc.	NewLink Genetics Corporation
AcelRx Pharmaceuticals, Inc.	Omeros Corporation
Anacor Pharmaceuticals, Inc.	Orexigen Therapeutics, Inc.
BioCryst Pharmaceuticals, Inc.	Portola Pharmaceuticals, Inc.
Cempra, Inc.	PTC Therapeutics, Inc.
Durata Therapeutics, Inc.	Receptos, Inc.
Enanta Pharmaceuticals, Inc.	Relypsa, Inc.
Keryx Biopharmaceuticals, Inc.	Sunesis Pharmaceuticals, Inc.
KYTHERA Biopharmaceuticals, Inc.	Synta Pharmaceuticals Corp.
Merrimack Pharmaceuticals, Inc.	TESARO, Inc.

In early 2015, Radford completed an assessment of executive compensation data based on our peer group to inform the Compensation Committee’s determinations of executive compensation for 2015. This market data used for this assessment was compiled from multiple sources, including: (i) data from public biopharmaceutical companies in the Radford Global Life Sciences Survey with between 20 and 200 employees and a market value greater than $200 million, or the biopharmaceutical survey data;

(ii) data from the Radford Global Life Sciences Survey with respect to the 2015 selected peer group companies listed above, or the peer survey data; and (iii) the 2015 selected peer group companies’ publicly disclosed information, or public peer data. The components of the market data were based on the availability of sufficient comparative data for an executive officer’s position. To arrive at competitive market compensation, peer survey data was blended equally with both peer survey data and biopharmaceutical survey data. If sufficient peer survey data was not available for an executive officer’s position, equally blended peer survey data and biopharmaceutical survey data was used. This approach is considered a best practice such that the Compensation Committee does not focus on a single market reference point to make actual executive compensation decisions. The peer survey data, the biopharmaceutical survey data, and the public peer data, collectively referred to in this Proxy Statement as market data, were reviewed by the Compensation Committee, with the assistance of Radford, and used as a reference point, in addition to other factors, in setting our executive officers’ compensation.

Radford prepared, and the Compensation Committee reviewed, a range of market data reference points (generally at the 25th, 50th, and 75th percentiles of the market data) with respect to base salary, performance bonuses, equity compensation (valued based on an approximation of grant date fair value and as an ownership percentage), total target cash compensation (including both base salary and the annual target performance bonus) and total direct compensation (total target cash compensation and equity compensation).

The Compensation Committee reviews these market data reference points and structures each element, and total target pay to be competitive with the market. Generally, the Compensation Committee aims for target cash compensation to fall around the 50th percentile of the market data, and equity award opportunities to fall closer to the 75th percentile of the market data, as the Compensation Committee believes that equity opportunities that allow our executives to realize returns above the median of our peers if our stockholders also realize such returns serves to align our executives’ interests with those of our stockholders. However, the market data is only one of the factors that the Compensation Committee considers in making compensation decisions and therefore individual named executive officer compensation may fall above or below these general guidelines. The Compensation Committee also considers factors such as corporate and individual performance, change in position or responsibilities, leadership, internal pay equity, experience, expected future contributions, retention concerns, and the overall performance and business needs of our Company.

2015 Executive Compensation Program

Annual Base Salary

In reviewing and adjusting base salaries in early 2015, the Compensation Committee first assessed current base salary levels against the market data, and determined that certain of our named executive officers trailed the market 50th percentile. Given the strong performance of the Company at the time, the Compensation Committee determined an increase to the market 50th percentile was appropriate for these officers, and necessary to remain competitive with companies with whom we compete and a smaller increase was necessary and appropriate for those named executive officers who were closer to the 50th percentile as a merit increase for their efforts towards our strong performance at the time. Accordingly, the Compensation Committee increased the base salaries of Dr. Berrey and Mr. Trost to the amount necessary to set their 2015 base salary at approximately the 50th percentile of the market data. Dr. Rogers’ 2015 base salary was also increased in an effort to bring it closer to the 50th percentile of the market data, however, as increased, it approximated the 25th percentile of the market data, which the Compensation Committee determined was appropriate, given the size of Dr. Rogers’ equity position, which was primarily as a result of the stock option granted in connection with his commencement of employment with us. Ms. Richardson and Dr. Nichols received smaller increases because their base salaries were closer to the 50th percentile of the market data.

The named executive officers’ 2015 base salaries, which were effective January 1, 2015, and increases from each of their base salaries in effect as of the end of 2014, were as follows:

Named Executive Officer	2015 Base Salary	Increase from 2014 Base Salary
M. Michelle Berrey, M.D., M.P.H.	$505,700	15%
Timothy W. Trost, C.P.A.	$332,500	10%
W. Garrett Nichols, M.D., M.S.	$393,000	1%
Linda M. Richardson	$350,000	3%
Michael D. Rogers, Ph.D.	$332,000	15%

Annual Performance-Based Bonuses

In January 2015, our Compensation Committee approved our performance-based bonus program for 2015. The 2015 annual performance-based bonus each named executive officer was eligible to receive was based on the individual’s target bonus, as a percentage of base salary, or target bonus percentage, and the extent to which we achieved the corporate goals that our Board of Directors establishes each year. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage, and the percentage attainment of the corporate goals for such year. There is no specified minimum or maximum bonus percentage or amount established for the named executive officers.

In February 2015, the Compensation Committee reviewed the named executive officer target bonus percentages, and determined that the 2014 target bonus percentages remained appropriate. Accordingly, Dr. Berrey’s 2015 target bonus percentage remained at 50% and each of the other named executive officers’ 2015 target bonus percentage remained at 35%. The Compensation Committee determined that 50% was appropriate for Dr. Berrey because it was consistent with the 50th percentile of the market data, and resulted in total target cash compensation at approximately (slightly below) the 50th percentile of the market data. The Compensation Committee determined the other named executive officers should have the same bonus percentage, 35%, to reflect each of their similar degrees of impact on our organization and to promote internal equities amongst our senior leadership team. The Compensation Committee chose 35% because that percentage was generally aligned with (or slightly below, for some executives) the 50th percentile of the market data and felt the decision was appropriate because each named executive officer’s resulting total target cash compensation was at or below the 50th percentile of the market data. The Compensation Committee felt that Dr. Berrey’s bonus percentage should be larger than the other named executive officers given her greater impact on, and responsibility for, our annual corporate objectives.

The corporate objectives and relative overall weighting towards corporate objective achievement for 2015 were established by the Board of Directors, upon recommendation by the Compensation Committee, in January 2015. Our Board of Directors assigned a specific weighting to each of our corporate objectives on which the performance-based bonus for each executive officer would be based. No specific individual goals were established for any of our named executive officers for 2015, and accordingly each of our named executive officers’ bonuses was entirely dependent on our corporate objective weighting and achievement, which reinforced our pay-for-performance philosophy. In early 2016, our Compensation Committee reviewed our performance against the predetermined weightings assigned to each corporate objective and approved the extent to which we achieved each of our corporate objectives.

Our corporate objectives for 2015, along with the relative weight of each objective, included the following:

1.
Obtain positive topline data from SUPPRESS, our Phase 3 clinical trial which evaluated brincidofovir for the prevention of cytomegalovirus (CMV) infection in patients following an allogeneic hematopoietic stem cell transplant (HCT) (35%);

2.
Complete enrollment of AdVise, our clinical trial evaluating brincidofovir for the treatment of serious adenovirus infections, and obtain historical matched control data for subjects with disseminated adenovirus infection (15%);

3.	Establish a potential regulatory plan and commercial strategy for the U.S. and Europe (15%);

4.	Progress development of CMX669 toward a potential investigational new drug application and human trials (5%);

5.	Initiate SUSTAIN, our Phase 3 clinical trial to evaluate brincidofovir for the prevention of CMV in seronegative (R-) kidney allograft recipients (10%);

6.	Obtain positive data from our first pivotal animal study for the smallpox program (5%);

7.	Initiate preparation of a new drug application (NDA) for brincidofovir (5%);

8.	Raise sufficient capital to fund current operating expenses and capital requirements into 2017 (5%); and

9.	Progress manufacturing capabilities toward potential commercialization of brincidofovir (5%).

We also established stretch objectives carrying up to 25% of additional weighting towards overall corporate goal achievement.

In early 2016, our Compensation Committee reviewed our performance against the predetermined corporate objectives and relative weightings and determined that overall we had achieved our corporate objectives for 2016 at a 65% overall level. This overall achievement percentage was based on the following specific achievements:

1.
We completed SUPPRESS and reported top line results, however, brincidofovir did not prevent clinically significant CMV infection through Week 24 after transplant to a greater extent than occurred on placebo, the primary endpoint of the trial (5 of 35%);

2.	We completed enrollment of AdVise and made substantial progress toward obtaining historical matched control data for subjects with disseminated adenovirus infection (9 of 15%);

3.	We established a regulatory path and commercial strategy for the launch of brincidofovir in the U.S. and Europe (15 of 15%);

4.	We progressed CMX669 in preclinical testing (2 of 5%);

5.	We initiated SUSTAIN in October of 2015 (5 of 10%);

6.	We obtained positive data from the pivotal trial of brincidofovir in a well-established animal model of smallpox infection (5 of 5%);

7.	We assembled a brincidofovir NDA preparation team and established strategic and execution timelines (5 of 5%);

8.	We completed an underwritten public offering of 4,341,250 shares of common stock (5 of 5%); and

9.	We completed the development and transfer of our current commercial tablet and suspension manufacturing processes to our selected contractor (3 of 5%).

With respect to our corporate stretch objectives, the Compensation Committee determined we achieved an additional 11 of 25%, based on the following achievements:

•	We made substantial progress in our norovirus discovery program;

•
The Biomedical Advanced Research and Development Authority (BARDA) exercised option segment three of our contract for the development of brincidofovir as a treatment for smallpox infections, which provided approximately $13 million in funding for additional development activities; and

•	We initiated SURPASS, a second study of brincidofovir in kidney transplant recipients.

The Compensation Committee determined to award the 2015 performance-based bonuses in the form of cash, in keeping with prior practice and the fact that our named executive officers receive a substantial portion of their target annual compensation in the form of equity awards. Based on our overall corporate objective achievement, in January 2016, the Compensation Committee awarded each of our named executive officers 65% of their target bonuses for 2015, as shown in the chart below:

Named Executive Officer	2015 Target Bonus	2015 Actual Bonus	Actual Bonus as a % of Target
M. Michelle Berrey, M.D., M.P.H.	$252,850	$164,353	65%
Timothy W. Trost, C.P.A.	$116,375	$75,644	65%
W. Garrett Nichols, M.D., M.S.	$137,550	$89,408	65%
Linda M. Richardson	$122,500	$79,625	65%
Michael D. Rogers, Ph.D.	$116,200	$75,530	65%

Equity-Based Incentive Awards

We have historically granted equity compensation to our executive officers primarily in the form of stock options, and the Compensation Committee determined that our 2015 long-term compensation program for the named executive officers would continue to consist of stock options that vest over a four year period, subject to the executive’s continued service with us. The Compensation Committee has considered the grant of other types of equity awards and concluded that for 2015, stock options were the appropriate equity award type for our Company and are a key tool in our pay-for-performance philosophy as serving to align the interests of our executive officers and our stockholders. The Compensation Committee believes that stock options are inherently performance based, and automatically link executive pay to stockholder return, as the value realized, if any, by the executive from an award of stock options, is dependent upon, and directly proportionate to, appreciation in stock price. Regardless of reported value in the Summary Compensation Table, executives will only receive value from the stock option awards if the price of the stock increases above the price at time of grant, and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price, as is the current status of the awards granted to our named executive officers in the last two years. Additionally, stock options are the predominant vehicle among biopharmaceutical companies of our stage of development, and all of our peers used for 2015 compensation decisions delivered annual equity award via options, with 89% of peers using granting annual equity awards solely in the form of stock options.

In January 2015, our Compensation Committee reviewed and awarded stock options to each of our named executive officers. In determining the appropriate amount of each grant, the Compensation Committee considered market data provided by Radford at both the 50th percentile and 75th percentile levels, reflecting both equity value, based on approximated grant date fair value, and percentage of our Company delivered annually, based on the number of shares subject to the grant as a percent of total Company shares outstanding. The Compensation Committee also considered each named executive officer’s current equity holdings, the extent to which such holdings were “in-the-money,” the extent to which such holdings remained unvested and therefore continued to serve as a retention tool, as well as the potential dilution of our share reserves.

Based on such review, the Compensation Committee approved the following equity grants for our named executive officers in January 2015, each of which vest monthly over a four-year period:

Named Executive Officer	Stock Option Grant (# shares)
M. Michelle Berrey, M.D., M.P.H.	184,200
Timothy W. Trost, C.P.A.	65,000
W. Garrett Nichols, M.D., M.S.	22,000
Linda M. Richardson	65,000
Michael D. Rogers, Ph.D.	65,000

Dr. Berrey’s 184,200 share grant was positioned at approximately the 75th percentile of the market data, blending both equity value and annual equity percentage of our Company. The Compensation Committee determined this positioning was warranted to retain and incentivize Dr. Berrey, because her total equity ownership at the time was significantly below the 25th percentile of the market data for non-founder CEOs. Additionally, the Compensation Committee was cognizant of our strong stock price performance during 2014 (when our total stockholder return for the year was over 150%) and our relatively low annual burn rate for equity award grants in comparison to the market data. Likewise, the Compensation Committee determined that total equity ownership levels for many of the other named executive officers were not competitive with the market with whom we compete for executive talent. The Compensation Committee approved the same size annual award level for each of our other executive officers, in order to promote internal equity, and determined that 65,000 shares was the appropriate size because that fell within the range (above for some, and below for others) of the 75th percentile of the blended market data (both equity value and annual equity percentage of our Company) for each such executive officer. Dr. Nichols’ actual option award was less because he was hired in September 2014 and received an initial stock option grant at that time. Therefore, the Compensation Committee determined that it was not appropriate to grant him a full-sized annual award and instead chose to pro-rate his award for the period of time he was employed with us in 2014.
Other Features of our Executive Compensation Program

Agreements with our Named Executive Officers

We have entered into offer letter agreements with each of our named executive officers upon their initial commencement of employment with us. Each of our named executive officers is employed at will and may be terminated at any time for any reason. All of our named executive officers are eligible for severance and change in control benefits pursuant to our Officer Change in Control Severance Benefit Plan, the terms of which are described below under “Severance and Change in Control Benefits” and “Potential Payments upon Termination or Change in Control.”

Dr. Berrey.  In November 2012, we entered into an offer letter agreement with Dr. Berrey setting forth the terms of her employment, which included an initial base salary subject to adjustment (which has subsequently been increased, including in connection with her appointment as President and Chief Executive Officer in 2014), and an initial stock option grant of 176,056 shares of our common stock.

Mr. Trost. In March 2011, we entered into an offer letter agreement with Mr. Trost setting forth the terms of his employment, which included an initial base salary subject to adjustment (which has subsequently been increased), and an initial stock option grant of 169,014 shares of our common stock.

Dr. Nichols. In August 2014, we entered into an offer letter agreement with Dr. Nichols setting forth the terms of his employment, which included an initial base salary subject to adjustment (which has subsequently been increased), an initial annual target bonus percentage of 35% and an initial stock option grant of 90,000 shares of our common stock. The offer letter also provided for a $150,000 signing bonus to Dr. Nichols, $50,000 of which was paid shortly after he commenced employment in 2014 and was subject to repayment if Dr. Nichols terminated his employment under certain circumstances during the first twelve months of employment with us, and $100,000 of which was paid only if Dr. Nichols remained employed with us through September 2, 2015 (or if we terminated Dr. Nichols without cause before such time). Accordingly, we paid this $100,000 bonus to Dr. Nichols in September of 2015.

Ms. Richardson.  In December 2013, we entered into an offer letter agreement with Ms. Richardson setting forth the terms of her employment, which included an initial base salary subject to adjustment (which has subsequently been increased), an initial annual target bonus percentage of 35% and an initial stock option grant of 120,000 shares of our common stock. The offer letter also provided for $75,000 in relocation assistance to Ms. Richardson as well as a $50,000 signing bonus to Ms. Richardson, which was paid in early 2014 and was subject to repayment if Ms. Richardson terminated her employment under certain circumstances during the first twelve months of employment with us.

Dr. Rogers. In March 2013, we entered into an offer letter agreement with Dr. Rogers setting forth the terms of his employment, which included an initial base salary subject to adjustment (which has subsequently been increased) and an initial stock option grant of 98,591 shares of our common stock.

Severance and Change in Control Benefits

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his or her term of service, including salary and unused vacation pay.

Each of our named executive officers holds stock options under our equity incentive plans that were granted subject to our form of stock option agreements. A description of the termination and change in control provisions in such equity incentive plans and form of stock option agreements is provided below under “Equity Compensation Arrangements.”

We maintain an Officer Change in Control Severance Benefit Plan (the “severance plan”) under which each of our named executive officers is eligible to receive severance benefits (cash payments, payments for benefits continuation and equity acceleration) upon a termination without cause or resignation for good reason, either alone or within the thirty days prior to or thirteen months following a change in control transaction. We do not provide any tax gross ups in connection with severance or change in control transactions. Our Compensation Committee periodically reviews the severance and change in control benefits that we provide, including by reference to market data, to ensure that the benefits remain appropriately structured and at reasonable levels. The Compensation Committee believes that that severance protection benefits are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty. A more detailed description of the severance plan and each of our named executive officer benefit levels thereunder is provided below under “Potential Payments upon Termination or Change in Control.”

Other Benefits

Our named executive officers are eligible to participate in all of our benefit plans, such as the 401(k) plan (see the section below “Description of Compensation Arrangements—401(k) Plan”), medical, dental, vision, short-term disability, long-term disability, group life insurance and the Company’s 2013 Employee Stock Purchase Plan, in each case generally on the same basis as other employees. We do not currently have qualified or nonqualified defined benefit plans or deferred compensation plans, nor do we offer pension or other retirement benefits other than our 401(k) plan. We generally do not offer perquisites or personal benefits to our named executive officers; we do from time to time provide reasonable relocation or signing bonuses to our named executive officers as our Compensation Committee determines appropriate to induce such individuals to commence employment with us.
    Accounting and Tax Considerations
Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718. The Compensation Committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to executive officers in lieu of or in addition to stock option grants in light of the accounting impact of ASC 718 and other considerations.
Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits companies (including our Company) to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation,” as defined in the Code and accompanying regulations. The Company’s 2013 Equity Incentive Plan is structured to permit the grant of stock options and other equity awards that are “performance-based compensation” under section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote the Company’s goals, the Compensation Committee does not have a formal policy at this time for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as “performance-based compensation” for purposes of section 162(m) or requiring all compensation to be deductible. The Compensation Committee intends to continue to evaluate the effects of the compensation limits of section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to continue to provide future compensation in a manner consistent with the best interests of the Company and its stockholders.
Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy as soon as, and to the extent that, the requirements of such clawbacks are finalized by the SEC.
Risk Assessment Concerning Compensation Practices and Policies
With the assistance of the Compensation Committee’s compensation consultant and the Company’s outside counsel, in March 2016, the Compensation Committee reviewed the Company’s compensation policies and practices to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors), and long-term compensation (in the form of stock options) prevents undue focus on short-term results and helps align the interests of the Company’s executive officers with the interests of our stockholders. In addition, the Company’s insider trading policy and prohibition against hedging and pledging in Company stock protects against short-term decision making.
Conclusion
It is the opinion of the Compensation Committee that the compensation policies and elements described above provide the necessary incentives to properly align our executive officers’ performance with the interests of our stockholders while maintaining equitable and competitive executive compensation practices that enable us to attract and retain the highest caliber of executive officers.

Summary Compensation Table

The following table shows the total compensation earned by the named executive officers in 2015, 2014 and 2013, as applicable.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
M. Michelle Berrey, M.D., M.P.H., President and Chief Executive Officer(4)	2015	505,700	—	4,494,854	164,353	1,966	5,166,873
	2014	419,273	—	2,765,365	294,800	1,318	3,480,756
	2013	340,000	—	—	97,750	1,318	439,068
Timothy W. Trost, C.P.A., Senior Vice President, Chief Financial Officer and Corporate Secretary(5)	2015	332,500	—	1,586,019	75,644	9,916	2,004,079
W. Garrett Nichols, M.D., M.S., Chief Medical Officer(6)	2015	393,000	100,000(8)	536,834	89,408	9,916	1,129,158
	2014	128,523	50,000(8)	1,420,041	45,728	439	1,644,731
Linda M. Richardson, Chief Commercial Officer(7)	2015	350,000	—	1,586,019	79,625	9,915	2,025,559
	2014	333,560		1,167,198	159,460	126,318	1,786,536
Michael D. Rogers, Ph.D., Chief Development Officer(9)	2015	332,000	—	1,586,068	75,530	3,626	1,997,224

(1)
In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the respective year, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 7 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)
Amounts in this column represent annual performance-based bonuses earned for the respective fiscal year. Each of the 2015, 2014 and 2013 performance-based bonuses shown above was paid in cash to each executive in early 2016, 2015 and 2014, respectively.

(3)
Amounts in this column represent term life insurance, long-term disability insurance, short-term disability insurance and accidental death and dismemberment insurance premiums, and matching 401(k) contributions up to 3% of the named executive officer’s salary are paid by us on behalf of the named executive officers. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees. For more information regarding these benefits, see below under “Perquisites, Health, Welfare and Retirement Benefits.” In addition, the amounts also include relocation assistance for Ms. Richardson in 2014.

(4)
Dr. Berrey served as our Chief Medical Officer from November 12, 2012 to September 2, 2014. On April 9, 2014, Dr. Berrey was appointed as our President and Chief Executive Officer. Dr. Berrey continued to serve as our Chief Medical Officer until Dr. Nichols commenced employment with us.

(5)	Mr. Trost’s compensation for 2014 and 2013 is not reported in the table because Mr. Trost was not a named executive officer during such years.

(6)	Dr. Nichols commenced employment with us as our Chief Medical Officer in September 2014.

(7)	Ms. Richardson commenced employment with us in January 2014.

(8)	Represents the signing bonus paid to Dr. Nichols in 2014 and 2015 pursuant to his offer letter agreement, as further described above under “Agreements with our Named Executive Officers.”

(9)	Dr. Rogers’ compensation for 2014 and 2013 is not reported in the table because Dr. Rogers was not a named executive officer during such years.

Grants of Plan-Based Awards

The following table sets forth information relating to grants of plan-based incentive awards to the named executive officers in 2015.

Name	Award Type	Grant Date(2)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Target ($)(3)
M. Michelle Berrey, M.D., M.P.H.	Annual Option	1/28/15		184,200	39.41	4,494,854
	Performance-Bonus	–	252,850
Timothy W. Trost, C.P.A.	Annual Option	1/28/15		65,000	39.41	1,586,019
	Performance-Bonus	–	116,375
W. Garrett Nichols, M.D., M.S.	Annual Option	1/28/15		22,000	39.41	536,834
	Performance-Bonus	–	137,550
Linda M. Richardson	Annual Option	1/28/15		65,000	39.41	1,586,019
	Performance-Bonus	–	122,500
Michael D. Rogers, Ph.D.	Annual Option	1/28/15		65,000	39.41	1,586,068
	Performance-Bonus	–	116,200

(1)
Amounts in this column represent the target performance-based bonus opportunity for each named executive officer for 2015. There were no designated threshold or maximum bonus amounts. For a description of the 2015 performance bonus program, see “Compensation Discussion and Analysis-Annual Performance-Based Bonuses” above. The amount actually earned by each named executive officer was 65% of the target performance-based bonus opportunity and is reported in the Summary Compensation Table above.

(2)
All options were granted under the terms of our 2013 plan, with an exercise price per share equal to the closing price of our common stock on the January 28, 2015 grant date, and vest over a four-year period. For a description of our 2013 plan, see “Equity Compensation Arrangements-2013 Equity Incentive Plan” below.

(3)	The 2015 performance-based bonus program did not include threshold or maximum bonus amounts.

(4)
Amounts in this column reflect the aggregate grant date fair value of the option awards granted during 2015, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 7 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

Mix of Elements of Compensation

The three principal components of our executive compensation program for our named executive officers in 2015 were base salary, annual performance-based bonuses and long-term incentive equity compensation. In line with our pay for performance philosophy, we structured a significant portion of our named executive officers’ 2015 compensation to be variable, at risk and tied directly to our measurable performance in the form of performance-based bonuses and stock options, as further described above under “Compensation Discussion and Analysis – Executive Summary”.

Description of Compensation Arrangements

Offer Letter Agreements

We do not have employment agreements currently in effect with any of our named executive officers; however we have entered into offer letter agreements with each of our named executive officers in connection with their initial commencement of employment with us. The offer letters describe the initial terms of employment, including initial base salary and an initial equity grant. From time to time we offer relocation benefits or special signing bonuses to our named executive officers when we determine necessary, such as the signing bonuses we paid to Dr. Nichols and Ms. Richardson. The terms of the offer letters with each of our named executive officers are described above under “Compensation Discussion and Analysis – Agreements with our Named Executive Officers.” Each of our named executive officers’ employment is at-will.

Severance Plan

Each of the named executive officers is a participant in our severance plan, a description of which is included below under the heading “Potential Payments upon Termination or Change in Control.”

Perquisites, Health, Welfare and Retirement Benefits

All of our executive officers are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) plan to our employees, including our executive officers, as discussed in the section below entitled “401(k) Plan.”

We generally do not provide perquisites or personal benefits to our executive officers. We do, however, pay the premiums for term life insurance and long-term disability for all of our employees, including our named executive officers. None of our executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Board of Directors may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

401(k) Plan

We maintain a defined contribution employee retirement plan (“401(k) plan”) for our employees. Our executive officers are also eligible to participate in the 401(k) plan on the same basis as our other employees. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The plan provides that each participant may contribute up to the lesser of 100% of his or her compensation or the statutory limit, which was $18,000 for calendar year 2015. Participants that are 50 years or older can also make “catch-up” contributions, which in calendar year 2015 could have been up to an additional $6,000 above the statutory limit. Historically, we have not made contributions into the 401(k) plan on behalf of participants. In March 2015, we began matching 100% of the first 3% of employee contributions to the 401(k) plan. Participant and employer contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Board of Directors may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Equity Compensation Arrangements

Prior to our IPO in April 2013, we granted all equity awards pursuant to the 2012 Equity Incentive Plan and the 2002 Equity Incentive Plan. Following our IPO, we have granted all equity awards pursuant to the 2013 Equity Incentive Plan. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of grant of each award.
Generally our stock option awards vest over a four-year period and may be granted with an early exercise feature allowing the holder to exercise and receive unvested shares of our stock, so that the holder may have a greater opportunity for gains on the shares to be taxed at long-term capital gains rates rather than ordinary income rates. Our restricted stock units that we granted prior to our IPO vested in April 2013 upon the effective date of our registration statement filed in connection with our IPO.

2013 Equity Incentive Plan

General. We currently grant equity awards to our named executive officers and other employees, directors and consultants under the 2013 Equity Incentive Plan, or the 2013 plan. The 2013 plan was initially adopted by our Board of Directors and our stockholders and became effective in connection with our IPO in April 2013 and subsequently amended by the Board of Directors in March 2014 and approved by our stockholders in June 2014. Our Board of Directors or a duly authorized committee thereof, has the authority to administer the 2013 plan. Our Board of Directors may also delegate certain authority to one or more of our officers. Our Board of Directors or the authorized committee is referred to herein as the plan administrator.

The 2013 plan provides for the grant of incentive stock options (“ISOs”), nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation (collectively, “stock awards”), all of which may be granted to employees, including officers, non-employee directors and consultants of us and our affiliates. Additionally, the 2013 plan provides for the grant of performance cash awards. ISOs may be granted only to employees. All other awards may be granted to employees, including officers, and to non-employee directors and consultants. We have currently granted only stock options to our named executive officers under our 2013 plan, although we may grant other types of stock awards under our 2013 plan to our named executive officers in the future.

As of December 31, 2015, there were 2,351,768 shares underlying outstanding stock options granted under the 2013 plan, zero shares underlying unvested restricted stock units or other stock awards granted under the 2013 plan and 1,609,791 shares remaining available for grant under the 2013 plan. The number of shares of our common stock reserved for issuance under the 2013 plan will automatically increase on January 1 of each year, until and including January 1, 2023, by 4% of the total number of shares or our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors.

Stock Options. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2013 plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2013 plan vest at the rate specified by the plan administrator. The plan administrator determines the term of stock options granted under the 2013 plan, up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Corporate Transactions.  In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;

•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase right held by us;

•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or

•
make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2013 plan, a “corporate transaction” is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control.  The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. Under the 2013 plan, a “change in control” is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

Amendment and Termination.  Our Board of Directors has the authority to amend, suspend, or terminate our 2013 plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our Board of Directors adopted our 2013 plan.

2012 Equity Incentive Plan

General.  Our Board of Directors and our stockholders approved our 2012 Equity Incentive Plan, or the 2012 plan, which became effective in February 2012. Our 2012 plan was a continuation of and successor to our 2002 plan and after our 2012 plan became effective, no further stock awards were made under our 2002 plan. As of December 31, 2015, there were no shares remaining available for the grant of stock awards under our 2012 plan and there were outstanding stock options covering a total of 215,924 shares that were granted under our 2012 plan. Our Board of Directors or a duly authorized committee thereof, has the authority to administer the 2012 plan. Our Board of Directors may also delegate certain authority to one or more of our officers. Our Board of Directors or the authorized committee is referred to herein as the plan administrator

The 2012 plan terminated and no further awards were granted upon the effective date of the 2013 plan. All awards granted under the 2012 plan that are repurchased, forfeited, expire or are cancelled will become available for grant under the 2013 plan in accordance with its terms.

Stock Options.  Options granted under the 2012 plan vest at the rate specified by the plan administrator and have a term up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Corporate Transactions.  In the event of certain specified significant corporate transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation. If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, stock awards held by participants whose continuous service has terminated will accelerate vesting in full prior to the corporate transaction. All stock awards will terminate at or prior to the corporate transaction.

Under the 2012 plan, a “corporate transaction” is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change in Control.  The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change in control. Our form of option agreement provides for acceleration in full of the stock option if a participant is terminated without cause or resigns for good reason (which includes a resignation due to a material reduction in authority, duties or responsibilities, a material reduction in base salary or a relocation of employment by more than 50 miles) within thirteen months after a change in control. Under the 2012 plan, a “change in control” is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; (iii) approval by the stockholders or our Board of Directors of a plan of complete dissolution or liquidation of us; or (iv) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

2002 Equity Incentive Plan

General.  Our Board of Directors and our stockholders originally approved our 2002 Equity Incentive Plan, or the 2002 plan, which became effective in September 2002, and was further amended by our Board of Directors and stockholders, most recently in February 2011. The 2002 plan terminated and no further awards were granted upon the effective date of the 2012 plan. As of December 31, 2015, there were outstanding stock awards covering a total of 178,703 shares that were granted under our 2002 plan.

Shares are no longer available for the grant of stock awards under our 2002 plan. However, if a stock award granted under the 2002 plan expires or otherwise terminates without being exercised in full, the shares of our common stock not acquired pursuant to the stock award again will become available for subsequent issuance under the 2012 plan.

Stock Options.  Options granted under the 2002 plan vest at the rate specified by the plan administrator and have a term of up to a maximum of 10 years. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within a certain period following cessation of service, the optionholder or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Corporate Transactions.  In the event of certain specified significant corporate transactions, outstanding stock awards shall be assumed, continued or substituted for similar stock awards by the surviving or acquiring corporation. If any surviving or acquiring corporation fails to assume, continue or substitute such stock awards, stock awards held by participants whose continuous service has terminated will accelerate vesting in full prior to the corporate transaction. All stock awards will terminate at or prior to the corporate transaction.

Under the 2002 plan, a “corporate transaction” is generally (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iii) a reverse merger in which we are the surviving corporate but shares of our common stock outstanding immediately preceding the merger are converted into other property by virtue of the transaction.

Change in Control.  In addition, the plan administrator may provide for special vesting acceleration in an individual award agreement or in any other written agreement between a participant and us. Our form of option agreement provides for acceleration in full of the stock option if a participant is terminated without cause or resigns for good reason (which includes a resignation due to a material reduction in authority, duties or responsibilities, a material reduction in base salary or a relocation of employment by more than 50 miles) within thirteen months after a change in control transaction. A “change in control transaction” is generally (i) a sale or disposition of all of our assets; (ii) a merger or consolidation following which we are not the surviving entity and our stockholders own less than 50% of the voting power of the surviving entity or its parent; (iii) a reverse merger where we are the surviving entity but our stockholders own less than 50% of the voting power; or (iv) an acquisition by a person, group or entity of 50% of our voting power.

2013 Employee Stock Purchase Plan

General.  Our Board of Directors adopted the 2013 Employee Stock Purchase Plan, or ESPP, in February 2013 and our stockholders approved the ESPP in March 2013. The ESPP became effective in connection with our IPO in April 2013. The purpose of the ESPP is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates.

The ESPP authorizes the issuance of 704,225 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2014 through January 1, 2023 by the least of (a) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b) 422,535 shares, or (c) a number determined by our Board of Directors that is less than (a) and (b). The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. As of December 31, 2015, 82,858 shares of our common stock have been purchased under the ESPP.

Our Board of Directors has delegated its authority to administer the ESPP to the Compensation Committee. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with durations of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Payroll Deductions.  Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the ESPP, subject to certain limitations under the Code. Unless otherwise determined by our Board of Directors, common stock will be purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Corporate Transactions.  In the event of certain significant corporate transactions, including: (i) a sale of all our assets, (ii) the sale or disposition of 90% of our outstanding securities, (iii) the consummation of a merger or consolidation where we do not survive the transaction, and (iv) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Plan Amendments, Termination.  Our Board of Directors has the authority to amend or terminate our ESPP, provided that except in certain circumstances any such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our ESPP as required by applicable law or listing requirements.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards granted to each named executive officer that remain outstanding as of December 31, 2015.

		Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
M. Michelle Berrey, M.D., M.P.H.	11/18/2012(3)	33,011	40,346	4.26	11/17/2022
	1/28/2014(4)	23,765	34,948	18.75	1/27/2024
	4/9/2014(4)	58,334	81,666	21.92	4/8/2024
	1/28/2015(4)	42,212	141,988	39.41	1/27/2025
Timothy W. Trost, C.P.A.	4/7/2011(8)	78,461	__	2.35	4/6/2021
	1/28/2014(4)	15,880	28,854	18.75	1/27/2024
	1/28/2015(4)	14,895	50,105	39.41	1/27/2025
W. Garrett Nichols, M.D., M.S.	9/2/2014(5)	28,125	61,875	24.74	9/1/2024
	1/28/2015(4)	5,041	16,959	39.41	1/27/2025
Linda M. Richardson	1/8/2014(6)	57,500	62,500	15.85	1/7/2024
	1/28/2015(4)	14,895	50,105	39.41	1/27/2025
Michael D. Rogers, Ph.D.	3/11/2013(7)	79,219	__	7.57	3/10/2023
	1/28/2014(4)	29,517	32,083	18.75	1/27/2024
	1/28/2015(4)	14,895	50,105	39.41	1/27/2025

(1)
All of the option awards granted since 2013 were granted under the 2013 plan, all of the option awards granted in 2012 were granted under the 2012 plan, and all of the options granted prior to 2012 were granted under the 2002 plan. The terms of the 2013, 2012 , and 2002 plans are described above under “Equity Compensation Arrangements.” Except as otherwise indicated, each option award becomes exercisable as it becomes vested, and all vesting is subject to the executive’s continuous service with the Company through the vesting date. All share numbers above that relate to awards granted prior to March 25, 2013 reflect our 3.55-for-1 reverse stock split effected on March 25, 2013.

(2)	All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant.

(3)	25% of the shares subject to the option vest on November 12, 2013, and 1/36th of the shares vest monthly thereafter.

(4)	1/48th of the shares subject to the option vest monthly after the grant date.

(5)	25% of the shares subject to the option vest on September 2, 2015, and 1/36th of the shares vest monthly thereafter.

(6)	25% of the shares subject to the option vest on January 8, 2015, and 1/36th of the shares vest monthly thereafter

(7)	All of the options were immediately exercisable upon the date of grant; 25% of the shares subject to the option vest on March 4, 2014, and 1/36th of the shares vest monthly thereafter.

(8)	25% of the shares subject to the option vest on July 26, 2011, and 1/36th of the shares vest monthly thereafter.

We did not engage in any repricings or other modifications or cancellations to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2015.
Option Exercises and Stock Vested
The following table provides information on stock options exercised, including the number of shares acquired upon exercise and the value realized, determined as described below, for the named executive officers in the year ended December 31, 2015. None of our named executive officers held stock awards other than stock options as of December 31, 2015 and no stock awards other than stock options vested during the year ended December 31, 2015.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
M. Michelle Berrey, M.D., M.P.H.	19,390	602,218
Timothy W. Trost, C.P.A.	33,333	1,599,949
W. Garrett Nichols, M.D., M.S.	—	—
Linda M. Richardson	—	—
Michael D. Rogers, Ph.D.	6,372	197,978

(1)
The value realized on exercise is based on the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of those options, and does not represent actual amounts received by the named executive officers as a result of the option exercises.

Potential Payments upon Termination or Change in Control

Our Officer Change in Control Severance Benefit Plan, or the severance plan, was originally adopted in February 2013 and further amended in December 2013. Under the severance plan, our officers, including our named executive officers, are eligible to receive severance benefits upon a covered termination either alone or within the thirty days prior to or thirteen months following a change in control transaction (which generally has the same meaning as set forth in our 2013 plan). A covered termination means the officer’s termination without cause or resignation with good reason (including resignation due to any material reduction in duties, authorities or responsibilities, base salary or relocation by more than fifty miles). All of the severance benefits under the severance plan are contingent upon delivery to us of an effective release of claims and continued compliance with certain post-termination covenants, including a non-compete agreement.

Upon a covered termination that does not occur within the thirty days prior to or thirteen months following a change in control transaction, Dr. Berrey, Mr. Trost, Dr. Nichols, Ms. Richardson, and Dr. Rogers are eligible to receive (i) a payment equal to twelve months (or fifteen months, for Dr. Berrey) of base salary (the “severance period”); (ii) accelerated vesting of all outstanding time-based stock options and other time-based stock awards as if the executive had completed service for the severance period; and (iii) payment of COBRA benefits for the severance period.

Upon a covered termination that occurs within the thirty days prior to or thirteen months following a change in control transaction, Dr. Berrey, Mr. Trost, Dr. Nichols, Ms. Richardson, and Dr. Rogers are eligible for the same benefits described above for a covered termination not in connection with a change in control, except that the severance period is eighteen months for Dr. Berrey. Additionally, each executive will receive a lump sum amount equivalent to his or her target bonus for the year of termination and full vesting acceleration of all outstanding stock options and other stock awards. With respect to any such stock awards that are subject to performance-based vesting, acceleration will occur as if the performance criteria were attained at a 100% level.

The following table shows estimated payments that would be made to each named executive officer in the event of a termination of employment under various termination situations, assuming the applicable termination event occurred on December 31, 2015.

Name	Benefit	Termination Not in Connection with a Change in Control ($)(1)	Termination in Connection with a Change in Control ($)(2)	2013 plan and 2012 plan—Certain Corporate Transactions ($)(3)
M. Michelle Berrey, M.D., M.P.H.	Lump Sum Cash Severance Payment	632,125	758,550	—
	Lump Sum Target Bonus Payment	—	252,850	—
	COBRA Payments(4)	36,722	44,066	—
	Vesting Acceleration(5)	189,223	189,223	189,223
	Benefit Total	858,070	1,244,689	189,223
Timothy W. Trost, C.P.A.	Lump Sum Cash Severance Payment	332,500	332,500	—
	Lump Sum Target Bonus Payment	—	116,375	—
	COBRA Payments(4)	20,073	20,073	—
	Vesting Acceleration(5)	—	—	—
	Benefit Total	352,573	468,948	—
W. Garrett Nichols, M.D., M.S.	Lump Sum Cash Severance Payment	393,000	393,000	—
	Lump Sum Target Bonus Payment	—	137,550	—
	COBRA Payments(4)	29,378	29,378	—
	Vesting Acceleration(5)	—	—	—
	Benefit Total	422,378	559,928	—
Linda M. Richardson	Lump Sum Cash Severance Payment	350,000	350,000	—
	Lump Sum Target Bonus Payment	—	122,500	—
	COBRA Payments(4)	9,679	9,679	—
	Vesting Acceleration(5)	—	—	—
	Benefit Total	359,679	482,179	—
Michael D. Rogers, Ph.D.	Lump Sum Cash Severance Payment	332,000	332,000	—
	Lump Sum Target Bonus Payment	—	116,200	—
	COBRA Payments(4) (6)	—	—	—
	Vesting Acceleration(5)	34,014	42,516	42,516
	Benefit Total	366,014	490,716	42,516

(1)
These benefits would be payable by the Company under our severance plan if an officer is terminated by reason of a covered termination (as such term is defined in the severance plan) and such termination does not occur during the period within 30 days prior to or 13 months following a change in control, assuming such termination took place on December 31, 2015.

(2)
These benefits would be payable by the Company under our severance plan if an officer is terminated by reason of a covered termination (as such term is defined in the severance plan) and such termination occurs during the period within 30 days prior to or 13 months following a change in control, assuming such termination took place on December 31, 2015.

(3)
These benefits would be payable by the Company under the 2013 plan if, upon a corporate transaction event, the Board of Directors exercised its discretion to accelerate the vesting and exercisability of outstanding stock options, and under the 2012 plan, if outstanding options were not assumed, continued or substituted for by the acquiring company in a corporate transaction, in each case assuming the vesting acceleration took place on December 31, 2015. For a description of the potential vesting acceleration provisions in the 2013 plan and 2012 plan, see “Description of Compensation Arrangements—Equity Compensation Arrangements” above.

(4)	COBRA payments would be payable by the Company pursuant to our severance plan for the duration of the applicable severance period.

(5)
The value of stock option vesting acceleration is based on the closing price of $8.95 per share of common stock on December 31, 2015, minus the exercise price of the unvested stock option shares subject to acceleration. Accordingly, the amounts reported in the table only reflect option grants with an exercise price less than the closing price of $8.95 per share of common stock on December 31, 2015. All of the named executive officers have the same vesting acceleration benefits.

(6)	Dr. Rogers did not maintain health coverage through the Company’s group health plans during the fiscal year ended December 31, 2015.

DIRECTOR COMPENSATION

The following table sets forth in summary form information concerning the compensation that was earned by each of our non-employee directors during the year ended December 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)(1)
James Daly	40,000	223,800	263,800
Martha J. Demski	53,500	223,800	277,300
Catherine Gilliss, Ph.D., R.N., F.A.A.N.	38,500	223,800	262,300
John Leonard, M.D.	40,000	223,800	263,800
C. Patrick Machado	42,500	223,800	266,300
Ernest Mario, Ph.D.(2)	—	248,244	248,244
James Niedel, M.D., Ph.D.	44,272	223,800	268,072
Ronald Renaud, Jr.	38,995	223,800	262,795
Lisa Ricciardi	45,000	223,800	268,800
Timothy J. Wollaeger	38,505	223,800	262,305

(1)
Amounts listed represent the aggregate grant date fair value of option awards granted during 2015 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 7 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2015. These amounts do not reflect the actual economic value that will be realized by the non-employee director upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options. The aggregate number of shares subject to each non-employee director’s outstanding option awards as of December 31, 2015 was as follows: Mr. Daly 36,000 shares; Ms. Demski, 43,351 shares; Dr. Gilliss, 36,000 shares; Dr. Leonard, 36,000 shares; Mr. Machado, 36,000 shares; Dr. Mario, 32,967 shares; Dr. Niedel, 18,000 shares; Mr. Renaud, 27,000 shares; Ms. Ricciardi, 36,000 shares; and Mr. Wollaeger, 18,000 shares. None of our non-employee directors held unvested stock awards other than stock options as of December 31, 2015.

(2)
In connection with his appointment to our Board of Directors in February 2013, Dr. Mario agreed to forego receiving the first four annual cash retainers that would otherwise be payable to him under the compensation policy applicable to our non-employee directors (described below), and accordingly Dr. Mario received no cash compensation from us during 2015.

We have implemented a compensation policy for our non-employee directors which provides for automatic cash and equity grants for service on our Board of Directors. Our non-employee directors receive the following annual cash retainers under our non-employee director compensation policy:

•	$35,000 for all eligible non-employee directors;

•	$7,500, $5,000 and $3,500 for service (other than as chairman) on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively; and

•	$15,000, $10,000 and $7,000 for service as the chairman of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively.

In addition, our non-employee director compensation policy provides for (1) the automatic initial grant for each non-employee director first joining the Board of Directors an option to purchase 18,000 shares of common stock that vests with respect to 25% of the shares on the one year anniversary of the date of grant and monthly thereafter for 36 months, subject to the director continuing to provide services to us during such period; (2) the automatic annual grant for each non-employee director whose term continues on the date of our annual meeting each year an option to purchase 9,000 shares of common stock that vests in 12 equal monthly installments from the date of grant, provided that in any case such option is fully vested on the date of our next annual stockholder meeting, subject to the director continuing to provide services to us during such period; and (3) on the date of our annual meeting each year, the Chairman of our Board of Directors will be granted an additional automatic Chairman grant consisting of an option having a Black-Scholes value of $25,000 on the date of grant that vests on the same schedule as the automatic annual grant described in (2) above.

The stock options granted to our non-employee directors under our non-employee director compensation policy are granted under our 2013 plan and do not qualify as incentive stock options. Such stock options are generally subject to the terms of our form of stock option agreements under the 2013 plan, except that the options will vest in full upon a change in control (as defined in the 2013 plan). Additionally, in March 2016, we amended the non-employee director compensation policy to provide that, for any non-employee director who serves on our Board of Directors for at least six years, the post-termination exercise period for such stock options would extend up to (i) one year (if such director served on the Board of Directors for less than nine years), (ii) two years (if such director served on the Board of Directors for less than twelve years) or (iii) three years (if such director served on the Board of Directors for twelve or more years), in each case following the non-employee director’s cessation of services and subject to earlier termination in accordance with the terms of the 2013 plan.

We have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

We have implemented stock ownership guidelines for our non-employee directors. The stock ownership guidelines are intended to align the interests of our non-employee directors with the interests of our stockholders and to further promote our commitment to sound corporate governance. The stock ownership guidelines require each non-employee director to accumulate a substantial interest in our common stock equal in value (based on the closing price of our common stock as of the last day of an applicable fiscal year) to at least three times the non-employee director’s annual cash retainer. Unvested equity awards do not count towards this ownership guideline. Our non-employee directors have a certain period of time to comply with these guidelines after the adoption date or after joining our Board of Directors, if later.

TRANSACTIONS WITH RELATED PERSONS

Indemnification Agreements

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Policies and Procedures

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000.

Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A related person is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our Board of Directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Audit Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Chimerix, Inc. stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or Chimerix, Inc. Direct your written request to Chimerix, Inc., Attn: Legal Department, 2505 Meridian Parkway, Suite 100, Durham, NC 27713 or dial (919) 806-1074. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Timothy W. Trost
Secretary

April 28, 2016

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 is available without charge upon written request to: Corporate Secretary, Chimerix, Inc., 2505 Meridian Parkway, Suite 100, Durham, NC 27713.

CHIMERIX

IMPORTANT ANNUAL MEETING INFORMATION

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MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

- Go to **www.envisionreports.com/CMRX**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

Nominee	For	Withhold
01 - Catherine L. Gilliss, Ph.D., R.N., FAAN	☐	☐
02 - C. Patrick Machado	☐	☐
03 - Ernest Mario, Ph.D.	☐	☐

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The Board of Directors recommends you vote 1 year on the following proposal.

Proposal	1 Year	2 Years	3 Years	Abstain
4. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CHIMERIX

Proxy — Chimerix, Inc.

Notice of 2016 Annual Meeting of Stockholders

DoubleTree Suites Hotel
2515 Meridian Parkway
Durham, North Carolina 27713
Proxy Solicited by Board of Directors for Annual Meeting — June 24, 2016

M. Michelle Berrey and Timothy W. Trost, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Chimerix, Inc. to be held on June 24, 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of all three nominees for director, FOR ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016, FOR approval of, by non-binding vote, the compensation of Chimerix, Inc.'s named executive officers as disclosed in the Proxy Statement, and FOR 1 year with respect to proposal 4.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)